EXHIBIT 10(c)

AGREEMENT

     This Agreement made this 19th day of May, 2003 by and between Modine Manufacturing Company, a Wisconsin corporation, having its principal place of business in Racine, Wisconsin (hereinafter called "Modine and/or Company"), and Donald R. Johnson (hereinafter called "Employee").

WITNESSETH THAT

     WHEREAS on May 15, 2003 Employee notified the Company of his intention to retire by the submission of his resignation as an Employee of the Company and as Chairman of the Board effective June 30, 2003, and

     WHEREAS the Officer Nomination and Compensation Committee of the Company and Employee have agreed upon compensation payable to Employee for all services rendered to the Company through the effective date of resignation on June 30, 2003, and desire to place in writing the details of such agreement.

     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), receipt of which is hereby acknowledged, and the mutual covenants herein exchanged, the parties hereto agree as follows:

1.    Employee's employment with the Company and as a member of the Board of
Directors and Chairman of the Company shall be deemed to be terminated at the end of the business day on June 30, 2003.

2.     Company shall pay and the Employee shall accept within sixty (60) days of the close of the Company's first fiscal quarter, a Management Incentive payment calculated in accordance with the Company's Management Incentive Plan in effect for fiscal 2003-2004.

3.     With respect to previous grants to Employee under the Company's Stock Award Plans approved by the Board of Directors and shareholders of the Company in 1985, 1994 and 2002, the Officer Nomination and Compensation Committee hereby consents to the early retirement of Employee, (the Board of Directors at its meeting on May 15, 2003 consented to Employee's Early Retirement) so that Employee's previously granted Stock Awards will vest to Employee and be free of any further restrictions as of June 30, 2003.

4.     Employee may continue to exercise, at his discretion, stock options granted to him under the 1985, 1994 and 2002 Incentive Stock Plans. Employee rights as to stock options and exercises will be governed by the relevant provisions of the stock option grant agreements.

5.     Employee as a retiree of the Company shall be entitled to the Modine Retiree Health Plan currently in existence on the date of retirement subject to such changes as may be made by the Company from time to time to the Health Care Plan for all retirees.

6.     Employee shall be entitled to Company paid legal services for calendar 2003 with respect to the Employee and his spouse for estate planning services.

7.     Employee shall be entitled to the continuance of the current financial planning arrangement with AYCO for the calendar year 2003 at the expense of the Company.

8.     Employee shall be entitled to income tax services by the attorney and/or accountant of his choice for the 2003 taxable year at the expense of the Company.

9.     Employee hereby elects to receive a one-time lump sum payment of the benefit due Employee as of the close of business June 30, 2003, under the Company's Executive Supplement Retirement Plan. Company shall pay such lump sum benefit to Employee on
July 1, 2003 pursuant to Employee's election.

10.     With respect to each of the payments being made by Company to Employee hereunder, Company shall withhold federal and state income taxes as follows: Federal - 27%; State - 6.75%, and any applicable FICA and Medicare taxes.

11.     The Employee agrees not to disclose (either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company), any confidential information obtained by him while in the employ of the Company, including, without limitation, information relating to any of the Company's inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude the Employee from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or any disclosure required by law or Court order. The Agreement herein made in this paragraph shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Employee in respect of confidential information and trade secrets of the Company, its subsidiaries and affiliates.

12.     Employee agrees that until July 1, 2006 or three (3) years after conclusion of his service as a Director of the Company, whichever is later, Employee will not, directly or indirectly, own, manage, operate, participate, nor be employed by or otherwise be connected in any manner with any firm, person, corporation or enterprise which is competitive with the business of the Company. Ownership of less than five (5) percent of the stock of any publicly traded company shall not be considered a violation of the preceding.

13.     In the event of a violation of either paragraphs 11 or 12, the Company shall be entitled, in addition to remedies otherwise available, to obtain and enforce injunctive relief, both preliminary and final, enjoining and restraining any such violation of threatened or intended violation.

14.     Employee and the Company acknowledge that this Agreement supersedes and replaces any other agreement between them concerning the subject matter hereof including, but not limited to, that certain employment agreement entered into between Employee and the Company dated May 16, 2001, Change in Control and Termination Agreement dated May 20, 1999 and any and all rights thereunder.

15.     This Agreement is made in the State of Wisconsin and shall be interpreted under the laws of Wisconsin. The provisions of this Agreement are severable and independent, and if any provision of this Agreement is found to be illegal or unenforceable for any reason, such provisions will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16.     This agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns.

     IN WITNESS WHEREOF the parties have hereunto executed this Agreement the day and year above written.

MODINE MANUFACTURING COMPANY

By: /s/ G. L. Neale
G. L. Neale
Chairman of the Officer Nomination and
Compensation Committee

ATTEST:

/s/ D. R. Zakos
D. R. Zakos, Secretary

/s/ D. R. Johnson
Donald R. Johnson

DRJ BENEFITS ON RETIREMENT

MIP (assuming payout at threshold)$60,000

Stock Awards Vesting 34,600 shares

Approximate value of 2003 Financial,
Estate Planning, Tax and Legal Services $13,500

Pension Plan Serp approximately $2.8 million

/s/ D. R. Johnson
D. R. Johnson

/s/ G. L. Neale
G. L. Neale